EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the CC Media Holdings, Inc. Registration Statement (Form S-8) pertaining to the:

1.	Clear Channel 2008 Executive Incentive Plan;

2.	Clear Channel 2008 Employee Investment Program;

3.	Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan;

4.	Amended and Restated Clear Channel Communications, Inc. 1998 Stock Incentive Plan;

5.	Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan;

6.	Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan;

7.	Marquee Group, Inc. 1996 Stock Option Plan; and

8.	SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan

of our reports dated February 14, 2008 (except for Notes B, Q and R, as to which the date is May 22, 2008), with respect to the consolidated financial statements and schedule of Clear Channel Communications, Inc. and subsidiaries included in its Current Report on Form 8-K dated May 30, 2008, and the effectiveness of internal control over financial reporting of Clear Channel Communications, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

July 28, 2008